Microsoft Word 11.0.8134;http://schemas.microsoft.com/office/word/2003/wordml013
fSUB-ITEM 77D
                                                                 ------------

MFS Diversified Income Fund, a series of MFS Series Trust XIII, changed its disclosure under Investment Objective from "...is to provide income consistent with the prudent employment of capital. The fund's secondary investment objective is to provide capital appreciation," to "...is to seek a total return with an emphasis on current income, but also considering capital appreciation," as described in Post-Effective Amendment No. 37 to the Registration Statement (File Nos. 2-74959 and 811-3327), as filed with the Securities and Exchange Commission via EDGAR on April 26, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Government Securities Fund, a series of MFS Series Trust XIII, changed its disclosure under Investment Objective from "...is current income and preservation of principal," to "...is to seek total return with an emphasis on current income, but also considering capital appreciation," as described in Post-Effective Amendment No. 37 to the Registration Statement (File Nos. 2-74959 and 811-3327), as filed with the Securities and Exchange Commission via EDGAR on April 26, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.